EXHIBIT 99.1

LINN ENERGY ANNOUNCES CLOSINGS OF $2.05 BILLION MID-CONTINENT ACQUISITION AND $1.5 BILLION EQUITY PRIVATE PLACEMENT; NEW $1.8 BILLION CREDIT FACILITY

Houston, Texas, August 31, 2007 – Linn Energy, LLC (Nasdaq: LINE) announced today that it has closed its previously announced acquisition of certain oil and gas properties in the Mid-Continent from Dominion Resources, Inc. (NYSE: D) for a contract price of $2.05 billion, subject to customary post closing adjustments.

“We are very pleased and excited about closing our landmark acquisition of Dominion’s Mid-Continent properties,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy.  “This transforming event for Linn Energy makes us one of the top 20 largest independent oil and gas companies in the United States.  On behalf of Linn Energy, I welcome the talented new employees that join our team today.”

In addition, the Company closed its previously announced private placement of $1.5 billion of equity securities to third party investors.  The securities include approximately 13 million units and approximately 35 million class D units, or a total of approximately 48 million units.  The class D units represent a new class of equity in Linn Energy and, if approved by a unitholder vote, will convert into units on a one-for-one basis.  The Company has agreed to hold a special meeting of unitholders to consider the conversion as soon as possible but no later than December 29, 2007.  If all of the class D units are converted into units, the Company anticipates that there will be approximately 114 million total units outstanding on a pro forma basis.

The Company also announced that it has entered into a new $1.8 billion secured revolving credit facility.  The Company used proceeds from the equity private placement, together with borrowings under its new credit facility, to fund the purchase price of the acquisition.

Linn Energy expects that the acquisition will be accretive to distributable cash flow per unit.  As previously announced, management currently plans to recommend to the Board of Directors an increase in the cash distribution beginning with the fourth fiscal quarter of 2007 to an annual rate of $2.52 per unit from the current annual rate of $2.28 per unit.  In addition, the Company plans to retain a certain percentage of the expected accretion to strengthen its distribution coverage ratios.  Linn Energy expects to issue shortly revised guidance for the third quarter of 2007 and fiscal years 2007 and 2008.

ABOUT LINN ENERGY

Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States.  More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Jeanine Mouret
	Executive Vice President and CFO	Manager, Investor Relations
	281-840-4169	281-840-4144

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements in this press release include but are not limited to statements about the transaction, future distributable cash flow levels and future distributions.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and Annual Report on Form 10-K for the year ended December 21, 2006 and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.